INDIVIDUAL RETIREMENT ANNUITY CONTRACT

                      AXA EQUITABLE LIFE INSURANCE COMPANY

                       FLEXIBLE PREMIUM VARIABLE DEFERRED

This is the entire Contract. This Contract is issued in return for the coverage under this Contract and the Contributions made to us under this Contract. In this Contract, "we", "our" and "us" mean AXA Equitable, "you" and "your" means the Annuitant.

This Contract is a legal contract between the Annuitant and AXA Equitable.

                          READ YOUR CONTRACT CAREFULLY.

TEN DAYS TO REVIEW - THE ANNUITANT MAY CANCEL THIS CONTRACT BY MAILING IT TO AXA EQUITABLE (AT THE ADDRESS SHOWN ON THE DATA PAGES) WITHIN TEN DAYS AFTER RECEIPT OR RETURNING IT TO THE AGENT FROM WHOM IT WAS PURCHASED. IF THE ANNUITANT DOES THIS, AXA EQUITABLE WILL REFUND ANY CONTRIBUTION MADE UNDER THE CONTRACT.

ASSETS IN CONNECTION WITH THIS CONTRACT MAY BE HELD IN ONE OR MORE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT MAINTAINED BY AXA EQUITABLE AND MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THIS CONTRACT.

The term "Separate Account" means the Separate Account No. 301 established by AXA Equitable and maintained under the laws of the State of New York. Realized and unrealized gains and losses from the assets of the Separate Account are credited or charged against it without regard to other income, gains or losses of AXA Equitable. Assets are put in the Separate Account to support this Contract and other variable annuity contracts. Assets may be put in the Separate Account for other purposes, but not to support contracts, policies or other agreements which are not variable in form.

                      AXA EQUITABLE LIFE INSURANCE COMPANY
              1290 AVENUE OF THE AMERICAS NEW YORK, NEW YORK 10104

/s/ Christopher M. Condron                           /s/ Pauline Sherman
-------------------------------------                ---------------------------
Christopher M. Condron                               Pauline Sherman
President and Chief Executive Officer                Senior Vice President,
                                                     Secretary and Associate
                                                     General Counsel

301-10,000-2002 (NC)                                                      Page 1

                                 CONTENTS

PART I    DEFINITIONS                                                    PAGE 5

PART II   THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS              PAGE 8

PART III  ANNUITANT'S ACCOUNT                                            PAGE 10

PART IV   ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTION PAYMENTS    PAGE 18

PART V    GENERAL PROVISIONS                                             PAGE 27



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====================================================================================================================================

  Please be sure to keep this page with the rest of the Contract.

   AXA Equitable Office:                                                AXA Equitable Life Insurance Company
                                                                        1290 Avenue of the Americas
                                                                        New York, NY 10104

   Processing Office:                                                   P.O. Box 2468, GPO
                                                                        New York, NY 10116

----------------------------------------------------------------------- ------------------------------------------------------------

    Annuitant:                                                          John Doe
                                                                        5100 Bul Meadows Dr.
                                                                        Emporia, VA 23847

   Contract  Date:                                                      06/12/2003

   Contract  Number:                                                    123-45-6789

----------------------------------------------------------------------- ------------------------------------------------------------

   Recordkeeping Fee:                                                   $3.75 per calendar quarter

----------------------------------------------------------------------- ------------------------------------------------------------

 Available Investment Accounts:

 [Guaranteed Rate Accounts                                              High Yield Account
 Money Market Account                                                   Global Account
 Stock Account                                                          Growth & Income Account
 Government Securities Account                                          Growth Investors Account
 Balanced Account                                                       Conservative Investors Account
 Aggressive Stock Account                                               MFS Emerging Growth Companies Account
 EQ Equity 500 Index Account                                            Putnam International Equity Portfolio Account]
 Lazard Small Cap Value Account

AXA Equitable reserves the right to add or remove Investment Accounts in accordance with Section 3.01.

======================================================================= ============================================================



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                           TABLE OF GUARANTEED VALUES

                               ISSUE AGE: 35 MALE
                           ANNUAL CONTRIBUTION: $1,000

     Number of Years              Guaranteed         Guaranteed Paid Up Monthly
Since First Contribution          Cash Value              Annuity at Age 65*

         1                           999.66                     4.87
         2                         2,000.00                    16.54
         3                         3,000.00                    27.86
         4                         4,000.00                    38.86
         5                         5,000.00                    49.53
         6                         6,013.60                    59.90
         7                         7,123.70                    69.96
         8                         8,267.10                    79.73
         9                         9,444.80                    89.21
        10                        10,657.83                    98.42
        11                        11,907.25                   107.36
        12                        13,194.16                   116.04
        13                        14,519.67                   124.47
        14                        15,884.95                   132.65
        15                        17,291.19                   140.59
..       16                        18,739.61                   148.30
        17                        20,231.49                   155.79
        18                        21,768.12                   163.06
        19                        23,350.85                   170.12
        20                        24,981.07                   176.97
        25                        33,895.74                   208.35
        27 (Age 62)               37,847.26                   219.66
        30 (Age 65)               44,230.30                   235.42

The Tables illustrate minimum Guaranteed Values and assume a hypothetical $1,000 Contribution made annually on the Contract Date. The Guaranteed Cash Value Table reflects a quarterly Annuitant Recordkeeping fee of $7.50 (see Section 3.08) and a premature Guarantee Withdrawal Charge (see Section 1.05) of up to 7% of the Account Balance. The Tables assume that 100% of all Contributions are allocated to and remain in the Guaranteed Rate Account.

Your actual Guaranteed Values may differ from those shown above, depending on the level and frequency of your Contributions and the Annuitant Recordkeeping fee applicable.

*Assumes Full Cash Refund Annuity.


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                               PART I - DEFINITIONS

SECTION 1.00          ANNUITY

The term "Annuity" means an individual retirement annuity meeting the requirements of Section 408(b) of the Internal Revenue Code.

SECTION 1.00A         ANNUITANT

"Annuitant" means the individual shown on the Data Pages, or any successor Annuitant.

SECTION 1.01          APPLICABLE TAX CHARGE

The term "Applicable Tax Charge" means a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including, but not limited to, premium taxes which may apply in the Annuitant's state. No premium taxes apply to Washington Contracts.

SECTION 1.01A         BUSINESS DAY

"Business Day" means any day the New York Stock Exchange is open for trading and generally ends at 4:00 pm., Eastern Time. A Business Day does not include a day we choose not to open due to emergency conditions. We may also close early due to emergency conditions.

SECTION 1.02          CASH VALUE

The term "Cash Value" means an amount equal to the sum of the Annuitant's Account Balances, less any charges that applies to any of the Annuitant's Accounts.

SECTION 1.03          CODE

The term "Code" means the Internal Revenue Code of 1986, as now or hereafter amended or any corresponding provisions of prior or subsequent United States revenue laws. References to the "Code" in this Contract include references to applicable Federal income tax regulations.

SECTION 1.04          CONTINUATION BENEFICIARY

The term "Continuation Beneficiary" means an individual beneficiary who elects to keep the Contract in force following the death of the Annuitant for the purpose of receiving required minimum distributions after the death of the original Annuitant in accordance with Part IV.

SECTION 1.04A         CONTRACT

"Contract" means this Contract including the Data Pages and any Riders or Endorsements.



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SECTION 1.04B         CONTRACT DATE

"Contract Date" means the date shown in the Data Pages.

SECTION 1.04C         CONTRIBUTION

"Contribution" means a payment made to us under the Contract.

SECTION 1.05          DEFINITIONS RELATING TO THE GUARANTEED RATE ACCOUNT

GUARANTEE: Each Contribution allocated to the Annuitant's Guaranteed Rate Account will be assigned to one or more of a group of Guarantees, each of which will be distinguished by:

           (i) its Contribution Quarter, as defined below;
          (ii) its Duration, as defined below; and
         (iii) its Guarantee Rate, as defined below.

CONTRIBUTION QUARTER: The Contribution Quarter for a particular Guarantee is that calendar quarter during which Annuitant Contributions may be assigned to that Guarantee. After the expiration of the Contribution Quarter for a Guarantee, no further Contributions may be assigned to that Guarantee.

DURATION: The Duration for a Guarantee commences on the first day of the Contribution Quarter for that Guarantee and ends on the last day of a calendar quarter that is specified at the time the applicable Guarantee Rate (as defined below) is established, as described below.

GUARANTEE ACCRUED VALUE: The Annuitant's accrued value with respect to a particular Guarantee will be equal to the sum of the Annuitant's Contributions assigned to that Guarantee, including transfers, plus the amount of interest credited with respect to that Guarantee, minus the sum of the withdrawals made with respect to that Guarantee, including transfers and Guarantee Withdrawal Charges, defined below, and any applicable recordkeeping fee, as set forth in
Section 3.08. Such Accrued Value will be credited with interest daily at an annual effective rate of interest equal to the Guarantee Rate.

GUARANTEE RATE: The Guarantee Rate for a particular Guarantee is the effective annual rate of interest applicable throughout the Duration of that Guarantee. The open period for such a Guarantee Rate will be from the date it is declared through the last day of the Contribution Quarter or until AXA Equitable establishes a new Guarantee Rate during such Contribution Quarter. AXA Equitable will establish and announce the first Guarantee Rate of a given Contribution Quarter at least 10 days prior to the commencement of the Contribution Quarter. AXA Equitable reserves the right, however, to change the Guarantee Rate during a Contribution Quarter. Each Contribution or transfer shall be credited with the Guarantee Rate in effect on the date of its receipt and shall not be affected by any subsequent change in the Guarantee Rate offered by AXA Equitable. The Guarantee Rate will never be less than 3% per annum.

GUARANTEE WITHDRAWAL CHARGE: Any transfers or withdrawals with respect to a Guarantee prior to the end of the Duration of that Guarantee, except for withdrawals for recordkeeping fees as set



301-10,000-2002 (NC)                                                      Page 6
forth in Section 3.08, for death or disability benefits as set forth in Section 3.11, or upon the election of an Annuity Benefit pursuant to Sections 4.03 and
4.05 or a periodic distribution option in accordance with Sections 4.04 and 4.05, will be subject to a Guarantee Withdrawal Charge. The Guarantee Withdrawal Charge will be equal to the lesser of (i) 7% of the amount transferred or withdrawn (including the amount of such Guarantee Withdrawal Charge), and (ii) the "interest attributable" to the amount transferred or withdrawn, defined as
(a) times the excess of (b) over (c), where:

     (a) is the amount transferred or withdrawn from a Guarantee divided by the Annuitant's Accrued Value with respect to that Guarantee;

     (b)  is such Accrued Value; and

     (c) is the excess to date of (i) the Annuitant's Contributions, including transfers, assigned to that Guarantee over (ii) "Net Withdrawals" with respect to that Guarantee.

The "Net Withdrawals" with respect to a Guarantee are the actual amounts credited to the Annuitant through transfers with respect to that Guarantee pursuant to Section 3.05, and the actual amounts paid to the Annuitant through partial withdrawals with respect to that Guarantee pursuant to Section 3.06, exclusive of any Guarantee Withdrawal Charges assessed. Withdrawals of recordkeeping fees from a Guarantee are not included in "Net Withdrawals". The Guarantee Withdrawal Charge will be deducted from the remaining amounts in the Annuitant's Guarantee after the withdrawal or transfer payment is processed; except the Guarantee Withdrawal Charge may be deducted from the withdrawal or transfer payment if there is an insufficient amount in the Annuitant's Guarantee to pay such a charge.

SECTION 1.06          RETIREMENT DATE

The term "Retirement Date" means the date on which the Annuitant will attain the retirement age specified by the Annuitant in the enrollment form. If no age has been specified in the enrollment form, the Retirement Date will be the Required Beginning Date as defined in Section 4.05. Before the Retirement Date the Annuitant may elect to change the Retirement Date to another Retirement Date, which may be the first day of any calendar month after the filing of the election. Any election for such change must be made in writing by the Annuitant and shall not take effect until received by AXA Equitable at the AXA Equitable office address on the Data Pages, or any other address that AXA Equitable designates in written notice to the Annuitant.

The Annuitant may not choose a Retirement Date later than the maximum maturity age under state law. If the Annuitant chooses a Retirement Date later than age 70 1/2, the Annuitant must meet the lifetime Required Minimum Distribution rules applicable to this IRA Contract by making withdrawals at least annually with respect to this Contract. See Part IV, Annuity Benefits and Required Minimum Distribution Payments.



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PART II - THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS

SECTION 2.01          THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS

The Separate Account operates in unit investment form and consists of Investment Divisions. Each of the Investment Divisions may invest its assets in a separate class of shares of a designated investment company in which each class represents a separate portfolio in the investment company. The Investment Divisions are set forth in the enrollment form. The term "Investment Division" means a subdivision of the Separate Account. An Investment Division may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

AXA Equitable may, at its discretion, make other Investment Divisions available to Annuitants. AXA Equitable will provide Annuitants with written notice of all material details covering investment objectives and all charges, which may include expenses and fees, if any, incurred by the investment company.

AXA Equitable reserves the right, subject to compliance with applicable law, including approval of the Annuitant, if required, (1) to cause the registration or deregistration of the Separate Account under the Investment Company Act of 1940, (2) to operate the Separate Account under the direction of a committee and to discharge such committee at any time, (3) to restrict or eliminate any voting rights of Annuitants or other persons who have voting rights as to the Separate Account, (4) to add, change or remove the designated investment company, (5) to add, change or remove Investment Divisions, (6) to combine any two or more Investment Divisions, (7) to transfer assets from any one of the Investment Divisions to another Investment Division, and (8) to operate the Separate Account or one or more of the Investment Divisions by making direct investments or in any other form AXA Equitable in its sole discretion determines.

AXA Equitable may rely conclusively on the opinion of counsel (including attorneys in its employ) as to what investments it is permitted by law to make. In addition, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without the consent of AXA Equitable.

If any of the above changes result in a material change in the underlying investments of an Investment Division of the Separate Account, AXA Equitable will notify the Annuitant of such change. If the Annuitant has value in that Investment Division, the Annuitant may request Equitable in writing or by telephone through AIMS (Account Investment Management System) to transfer that value from that Investment Division (without charge) to another Investment Division of the Separate Account, and may additionally change the allocation percentages applicable to future contributions made for him or her.

AXA Equitable will value the assets of each Investment Division on each Business Day, in accordance with the provisions of Section 2.02.



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SECTION 2.02          DEFINITIONS RELATING TO THE INVESTMENT DIVISIONS

EXPENSES: For a Valuation Period, the Expenses which may be charged to an Investment Division are as follows:

(1) Any amount charged against the Investment Division by AXA Equitable during such Valuation Period to cover certain expenses incurred in the operation of the Separate Account and the Investment Divisions, including, but not limited to, taxes, interest, Securities and Exchange Commission charges and certain related expenses including printing of registration statements and amendments, outside auditing and legal expenses and certain costs of maintaining Annuitant services, including recordkeeping services.

(2) The daily charge against the Investment Division for each day in such Valuation Period for administrative services, calculated on the basis of an effective annual rate of 0.25% of the value of the assets in the Investment Division.

If the aggregate expenses of an Investment Division for a calendar year (including the charges described in sub-paragraphs (1) and (2) of this definition and investment advisory fees of the Trust ("Investment Advisory Fee") and certain other expenses attributable to the assets of the Investment Division invested in a corresponding Fund of the Trust, but excluding interest, taxes, brokerage and, with the consent of appropriate state regulatory authorities, extraordinary expenses) exceed a charge determined on the basis of an effective annual rate of (i)1.0% of the value of the Money Market Division's average daily Net Assets in such Investment Division during such calendar year, or (ii) 1.5% of the value of the Stock Division, the Government Securities Division or the Balanced Division's average daily Net Assets in such Investment Division during such calendar year, then AXA Equitable shall reimburse such Investment Division for the excess charged to such Investment Division.

NET ASSETS: For an Investment Division, the "Net Assets" equal the value of the assets in the Investment Division at the close of business of a Valuation Period, minus the sum of (1) Expenses, and (2) any amount charged against the Investment Division in such Valuation Period for taxes or for amounts set aside by AXA Equitable as a reserve for taxes attributable to the maintenance or operation of the Investment Division. The net asset value of a designated investment company's shares held in each Investment Division shall be the value reported to AXA Equitable by such investment company.

NET INVESTMENT FACTOR: For an Investment Division, the "Net Investment Factor" for a Valuation Period is (1) the Net Assets at the close of business of that Valuation Period, prior to giving effect to any amounts allocated to or withdrawn from the Investment Division during that Valuation Period, divided by
(2) the Investment Division's Net Assets at the close of business of the preceding Valuation Period.

UNIT: Contributions that are allocated to an Investment Division purchase Units in that Division.

UNIT VALUE: The "Unit Value" is the dollar value of each Unit of each Investment Division on the first day contributions are allocated to the Separate Account. The Unit Value for each subsequent



301-10,000-2002 (NC)                                                      Page 9

Valuation Period with respect to an Investment Division is the Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for such subsequent Valuation Period.

VALUATION PERIOD: For an Investment Division, the "Valuation Period" starts at the end of each Business Day and ends at the corresponding time on the next Business Day, and includes any non-business day or consecutive non-business days immediately preceding such Business Day.

                         PART III - ANNUITANT'S ACCOUNT

SECTION 3.01          ACCOUNTS

AXA Equitable will maintain at least one Account for the Annuitant; at the written request of the Annuitant satisfactory to AXA Equitable, an additional Account will be maintained for the Annuitant with respect to each rollover contribution made pursuant to Subparagraph 2 of Section 3.03. Each such Account will contain one or more sub-accounts, hereinafter called "Investment Accounts." The Investment Accounts made available to the Annuitant are as specified on the Data Pages. AXA Equitable reserves the right to add or remove Investment Accounts. Any amounts allocated to an Investment Account will either become part of the Guaranteed Rate Account or part of an Investment Division of the Separate Account applicable to that Investment Account.

Any amounts withdrawn from an Investment Account will no longer be part of the Guaranteed Rate Account or the applicable Investment Division.

SECTION 3.02          ACCOUNT BALANCES OF INVESTMENT ACCOUNTS

On any day, the Account Balance of the Annuitant's Investment Account, other than the Guaranteed Rate Account, will be equal to the product of the number of Units in that Investment Account on that date and the Unit Value for the applicable Investment Division for the Valuation Period which includes that date. The number of Units in such an Investment Account on any date will be equal to the sum of any Units credited to that Investment Account less the value of any Units withdrawn from that Investment Account. On any Valuation Date when a designated amount is allocated to or withdrawn from such an Investment Account, the Investment Account will be credited or charged, as the case may be, with a number of Units determined by dividing the designated amount by the applicable Unit Value for the Valuation Period which includes that date.

On any day, the Account Balance of the Annuitant's Guaranteed Rate Account will be equal to the sum of the Accrued Values, on such day, with respect to all the Guarantees to which Contributions of the Annuitant have been assigned. On any day, the Annuitant's Cash Value with respect to a particular Guarantee will be equal to the Accrued Value with respect to that Guarantee minus any applicable Guarantee Withdrawal Charge, as set forth in Section 1.05.

SECTION 3.03          CONTRIBUTIONS

The Annuitant may have Contributions made on such dates and in such amounts as the Annuitant may determine, subject to the following conditions:



301-10,000-2002 (NC)                                                     Page 10

     1. Any contribution made for the Annuitant by any means other than through payroll deduction by the Annuitant's employer may be made only subject to AXA Equitable's rules then in effect.

     2. Rollover contributions may be made under the Contract for the Annuitant as permitted by the following Code Sections: 402(c), 402 (e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16). Amounts may also be contributed by directly transferring from another traditional individual retirement arrangement under Code Section 408 ("direct transfer").

     3. Any contribution will be deemed by AXA Equitable to be made for the Annuitant's current taxable year unless the Annuitant specifies in writing to AXA Equitable, subject to applicable requirements of the Code, that such Contribution is a (i) rollover contribution or a direct transfer contribution as described above, or (ii) such contribution is for the Annuitant's prior taxable year.

     4. No contributions, other than cash Contributions, will be accepted.

          (a) Except in the case of a rollover Contribution (as permitted by Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
               408(d)(3) and 457(e)(16) of the Code), or a contribution made under the terms of a Simplified Employee Pension as described in
               Section 408(k) of the Code, the total of such Contributions will not exceed:

               $3,000 for any taxable year beginning in 2002 through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

               After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(C). Such adjustments will be in multiples of $500.

          (b) In the case of the Annuitant who is 50 or older, the annual cash Contribution limit is increased by:

               $500 for any taxable year beginning in 2002 through 2005; and $1,000 for any taxable year beginning in 2006 and years thereafter.

     Amounts directly transferred to the Contract from an individual retirement account or annuity contract which meets the requirements of Section 408 of the Code are also not subject to the limits described in Subparagraph 4(a) and 4(b) of this Section 3.03.

          (c) No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA


301-10,000-2002 (NC)                                                     Page 11
                    plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Annuitant first participated in that employer's SIMPLE IRA plan.

     5. The Annuitant shall be responsible, for tax purposes, for maintaining records as to the amount of contributions which are deductible and non-deductible made by or on behalf of the Annuitant.

SECTION 3.04          ALLOCATIONS

The Annuitant will direct the allocation of each contribution to the Annuitant's Investment Accounts as defined in Section 3.01 above, subject to the following conditions:

     1. The Annuitant's direction of the allocation of Contributions to the Annuitant's Investment Accounts shall be in terms of whole percentages.

     2. Allocations will be made as of the date on which AXA Equitable receives the Contribution (a) in the case of payroll deductions or (b) at the address shown on the Data Pages in the case of contributions other than through payroll deductions.

     3. Any Contribution made without appropriate direction as to its allocation will be allocated to the Annuitant's Money Market Account.

     4. The Annuitant may, upon written notice to AXA Equitable or through AIMS, change the allocation of future contributions. If a Contribution made other than through payroll deduction accompanies the written notice, the change shall be effective as of the date of receipt of the Contribution. Allocation changes unaccompanied by a check shall be effective as of the date of the first Contribution received after AXA Equitable's receipt of the Annuuitant's written notice, or, in the case of the Guaranteed Rate Account, at the beginning of the next Contribution Quarter. AXA Equitable reserves the right to limit, upon at least 90 days advance notice to the Annuitant, the number of such changes allowed in a calendar year, and, with respect to the Guaranteed Rate Account, the timing and effective date of such allocation changes.

     5. If AXA Equitable offers more than one Guarantee during a Contribution Quarter, contributions allocated to the Annuitant's Guaranteed Rate Account during that Contribution Quarter will be allocated among the Guarantees receiving contributions during such Contribution Quarter in accordance with the instructions of the Annuitant. If Contributions are received with instructions for allocation to Guarantee Durations which differ from those being offered during that Contribution Quarter, the part of the Contribution which cannot be allocated in accordance with those instructions will be assigned to the Guarantee with the next shorter Duration to which Contributions are being assigned during that Contribution Quarter, or, if Contributions are not being assigned to a Guarantee with a shorter Duration than that requested, to the Guarantee of the shortest Duration.



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SECTION 3.05          TRANSFERS

The Annuitant may transfer amounts among the Investment Accounts maintained for the Annuitant under the Contract, subject to the following conditions:

     1. The request for the transfer must be made in writing or via AIMS and will be effective on the Business day that AXA Equitable receives such request, except as set forth in subsection 4 below.

     2. The amount so transferred will be allocated as of the date of transfer to the Investment Account, or among the Investment Accounts, selected by the Annuitant, except as set forth in subsection 4 below.

     3. Transfers may not be made from one Guarantee in the Guaranteed Rate Account to another. Transfers from a Guarantee in the Guaranteed Rate Account may not be made during the Contribution Quarter with respect to that Guarantee. Any other transfer may be made at any time.

     4. Upon at least 90 days advance notice to the Annuitant, AXA Equitable may limit the number of transfers that the Annuitant may make in any twelve-month period or limit the circumstances under which transfers may be made to or from the Guaranteed Rate Account.

     5. Transfers from the Guaranteed Rate Account are subject to the Guarantee Withdrawal Charge as described in Section 1.05.

SECTION 3.06          PARTIAL WITHDRAWALS

The Annuitant may elect by written notice to AXA Equitable to take a partial withdrawal from the Annuitant's Accounts on or before the Annuutant's Retirement Date, subject to AXA Equitable's advance written consent if such withdrawal is for an amount of less than $250. If such election would result in the sum of the amounts then in the Annuitant's Investment Accounts to be less than $100, AXA Equitable will deem such election to be an election by the Annuitant to terminate the Contract and will make the payment described in Section 3.10 in lieu of any payment under this Section unless the Annuitant requests that the Contract issued pursuant to Section 5.01 be permitted to remain in effect and AXA Equitable agrees.

Upon a partial withdrawal, AXA Equitable will pay to the Annuitant the lesser of
(i) the Cash Value of the Annuitant's Accounts or (ii) the amount of partial withdrawal requested. Unless AXA Equitable is otherwise directed by the Annuitant in accordance with AXA Equitable's requirements, the amount so paid will be withdrawn from the Annuitant's Investment Accounts in proportion to the amount of the Annuitant's Account Balance in each such Investment Account. Unless otherwise directed by the Annuitant, withdrawals from the Guaranteed Rate Account will be made from the Guarantee with the most recent Contribution Quarter of each Duration (that is, one year, three year and so forth) represented in the Annuitant's Guaranteed Rate Account in the same proportion that the sum of the Accrued Values of the Annuitant's Guarantees of each Duration bears



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to the Account Balance of the Annuitant's Guaranteed Rate Account, or, if such Accrued Values prove insufficient, from the Guarantee or Guarantees with the next most recent Contribution Quarter.

Notwithstanding anything to the contrary in this Section, withdrawals pursuant to this Section may not be made from a Guarantee in the Guaranteed Rate Account during its Contribution Quarter.

Upon any payment to the Annuitant's pursuant to this Section, AXA Equitable will be released from any and all liability for payments with respect to the Contributions from which the amounts so withdrawn arose.

Payments to the Annuitant pursuant to this Section may be deferred by AXA Equitable in accordance with the provisions of Section 5.06.

SECTION 3.07          EXPIRATION OF THE GUARANTEE

At the end of the Duration of a Guarantee, AXA Equitable will assign the Accrued Value with respect to that Guarantee (i) to the Guarantee of similar Duration to which Contributions are being assigned during the Contribution Quarter next following, (ii) if no Guarantee of similar Duration is being offered, to the Guarantee with the shortest Duration being offered, or (iii) as elected by the Annuitant pursuant to instructions received on or before the end of the Guarantee.

SECTION 3.08          RECORDKEEPING FEE

AMOUNT:

Once in each calendar quarter, AXA Equitable will withdraw from the Annuitant's Accounts a recordkeeping fee.

The amount of such charge shall be determined by AXA Equitable but will not be more than a maximum charge of $7.50 in each calendar quarter. The amount determined by AXA Equitable will be based on such factors as (i) the method by which Contributions are being made under the Contract (payroll deduction, direct contribution or other), (ii) the number of Annuitants contributing through the same payroll deduction facility , (iii) the total Contributions AXA Equitable estimates will be made , (iv) any other circumstances having an impact on AXA Equitable's recordkeeping expense, and (v) whether the Annuitant is then receiving payments under the periodic distribution option described in Section
4.04. The Annuitant's recordkeeping fee will be deducted from the Annuitant's Accounts, and within those Accounts from the Annuitant's balance in each Investment Account, in accordance with the ordering rule established by AXA Equitable from time to time. The ordering rule in effect from time to time shall be available to the Annuitant upon request. Such withdrawals will reduce the number of Units in the Annuitant's Investment Accounts.

The initial recordkeeping fee shall be stated on the Data Pages.



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AXA Equitable reserves the right to withdraw the recordkeeping fee more or less frequently than once each calendar quarter but the amount will never exceed $30 per annum.

EMPLOYER PAYMENT:
An employer may have a Contribution made of an amount equal to the Annuitant's recordkeeping fee then due for the Annuitant. If such a Contribution is made, no withdrawal from the Annuitant's Account will then be made pursuant to this Section.

SECTION 3.09          ENROLLMENT FEE

A fee of $25 will be paid to AXA Equitable upon enrollment of each new Annuitant in a Simplified Employee Pension. It will be charged against the first Contribution made on behalf of the Annuitant, unless the Annuitant's employer pays the fee.

SECTION 3.10          TERMINATION OF PARTICIPATION IN THE CONTRACT

On or before the Annuitant's Retirement Date, the Annuitant may elect by written notice to terminate the Contract. As of the date of receipt of such notice, AXA Equitable will determine and, subject to Section 5.06, pay to the Annuitant the Cash Value of the Annuitant's Accounts.

AXA Equitable may elect to terminate the Contract if no Contribution has been made by or on behalf of the Annuitant for at least three years from the date of the last Contribution to the Annuitant's Account and if the sum of the Account Balances of the Annuitant's Investment Accounts does not exceed $2,000 or would, if it were then the Annuitant's Retirement Date, provide an Annuity Benefit of less than $20 per month. As of such date, AXA Equitable will determine and, subject to Section 5.06, pay to the Annuitant the Cash Value of the Annuitant's Accounts.

Upon payment to the Annuitant pursuant to this Section, AXA Equitable will be released from any and all liability for payments with respect to the contributions from which the sum of the amounts then in the Annuitant's Investment Accounts arose.

SECTION 3.11          DEATH OR DISABILITY BENEFIT

DEATH:
If the Annuitant dies while an Account for the Annuitant is being maintained under the Contract, AXA Equitable, upon receipt of due proof of death will pay, the Cash Value of the Annuitant's Accounts as of the date such due proof is received, in a single sum to the beneficiary designated by the Annuitant to receive such payment. Due proof of death must be received by AXA Equitable at the AXA Equitable office address on the Data Pages, or any other address AXA Equitable designates in written notice to the Annuitant.

Under either of the following two circumstances, the Death Benefit under this
Section 3.11 of the Contract will not be paid at the Annuitant's death and the coverage under the Contract will continue if:



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     (1) The Annuitant is married at the time of his or her death; the designated beneficiary under Section 5.04 of the Contract is the surviving spouse; and the surviving spouse elects to treat the IRA as his or her own IRA pursuant to Section 4.05B(e).

     (2) Also, a Death Benefit will not be paid under this Section 3.11 if the "Beneficiary Continuation Option" under Section 3.13 is in effect.

DISABILITY:
If the Annuitant becomes disabled within the meaning of Section 72(m)(7) of the Code while an Account for the Annuitant is being maintained under the Contract, AXA Equitable, upon receipt of due proof of disability, will pay the Cash Value of the Annuitant's Accounts as of the date such due proof is received, in a single sum to the Annuitant. Due proof of such disability, must be received by AXA Equitable at the AXA Equitable office address on the Data Pages, or any other address AXA Equitable designates in written notice to the Annuitant.

Payment to the Annuitant or the beneficiary may be deferred by AXA Equitable in accordance with the provisions of Section 5.06.

Upon any payment made pursuant to this Section, AXA Equitable will be released from any and all liability for payment with respect to the contributions made for the Annuitant.

SECTION 3.12          OPTIONAL MODES OF SETTLEMENT

The Annuitant may elect that the whole or any part of any amount that would otherwise be payable to the Annuitant's designated beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the provisions of Section 4.05 and to AXA Equitable's rules in effect at the time of election. A beneficiary may make such an election after the Annuitant's death if no such election made by the Annuitant's is then in effect.

Any payee under an optional mode of settlement elected pursuant to this Section may designate (with the right to revoke or to change such designation) a beneficiary to receive any amount that, in the absence of such designation, would be payable to such payee's executors or administrators.

Any election of an optional mode of settlement may be revoked or changed by the Annuitant at any time before a payment is made thereunder. Any election, designation, revocation or change shall be effective as of the date written notice thereof is received by AXA Equitable at the office on the Data Pages, or any other address AXA Equitable designates in written notice to the Annuitant.

SECTION 3.13          BENEFICIARY CONTINUATION OPTION

This Section 3.13 will apply only if the Annuitant dies before the Retirement Date, and the beneficiary named under Section 5.04 of the Contract is an individual.



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With the exception of the following paragraph, this Section 3.13 does not apply to any beneficiary which is not an individual, and the death benefit described in Section 3.11 of the Contract is payable to that non-individual beneficiary.

This Section 3.13 applies to a non-individual beneficiary only if it is a "see-through trust". A "see-through trust" is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the beneficiary named pursuant to Section 5.04, the successor Annuitant for purposes of this Contract is the oldest beneficiary of such trust.

If this Section 3.13 applies and there is more than one beneficiary, the Account Balances of the Annuitant's Accounts and the Annuitant's Guaranteed Rate Accounts and any other interest under the Contract described in Section 4.05 will be apportioned among the beneficiaries as designated pursuant to Section
5.04 of the Contract.

If the beneficiary qualifies to continue this Contract, and we receive that beneficiary's completed election no later than September 30 of the calendar year following the calendar year of the Annuitant's death and before any contrary election is made, that beneficiary may continue the Contract pursuant to this
Section 3.13 under the terms set forth below. Each such beneficiary electing to continue his or her portion of the interest under the Contract is a "Continuation Beneficiary". For any beneficiary who does not timely elect to continue his or her portion of the interest under the Contract, we will pay that beneficiary's share of the Death Benefit pursuant to Section 3.11 of the Contract in a lump sum.

     a. Each Continuation Beneficiary will automatically become the Annuitant as defined in the Section 1.00a of the Contract with respect to that Continuation Beneficiary's portion of the interest under the Contract. If the Annuitant has specifically elected under Section 5.04 that we not separately account for each beneficiary's portion of the interest under the Contract, the oldest Continuation Beneficiary will be the Annuitant for purposes of calculating the Required Minimum Distribution payments in Section 4.05B (Required Minimum Distribution Payments After Death).

     b. Each Continuation Beneficiary will have the same right that the deceased Annuitant had to transfer amounts among the Accounts with respect to that Continuation Beneficiary's portion under the Contract.

     c.   A Continuation Beneficiary cannot make any additional Contributions.

     d. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest under the Contract will be made in accordance with requirements described in Section 4.05B (Required Minimum Distribution Payments After Death).



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     e. A Continuation Beneficiary may make partial withdrawals from the Account apportioned to such Continuation Beneficiary or terminate the Contract at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

     f. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Account, if any remains. In the alternative, the deceased Continuation Beneficiary's designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Section 4.05B (Required Minimum Distribution Payments After Death).

     g. The Contract cannot be assigned and must continue in the deceased Annuitant's name for benefit of the Continuation Beneficiary.

                     PART IV - ANNUITY BENEFITS AND REQUIRED
                          MINIMUM DISTRIBUTION PAYMENTS

SECTION 4.01          ANNUITY BENEFIT

The term "Annuity Benefit" means a series of monthly payments with respect to a specified person or persons payable in a specified dollar amount.

The term "Annuity Value" means the amount determined on the Annuitant's Retirement Date, equal to the sum of the Cash Value of the Annuitant's Accounts.

The term "Amount Applied" means the portion of the Annuity Value which the Annuitant elects to apply toward an Annuity Benefit pursuant to Section 4.02, less any applicable State Premium Tax as determined by AXA Equitable, and a one-time administrative fee at the applicable rate in effect on the date of purchase.

Each monthly payment under any Annuity Benefit under the Contract will be the amount provided pursuant to Section 4.03.

The Normal Form of Annuity Benefit under the Contract means the Life Annuity Form with Ten Years Certain which provides for a payment each month until the Annuitant's death. If the Annuitant dies before the end of the certain period, monthly payments would continue to the named beneficiary until the end of the certain period with no further payments thereafter. If the Annuitant lives longer than the certain period of time, payments will continue for the Annuitant's lifetime and then cease.



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SECTION 4.02          ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS

As of the Annuitant's Retirement Date, provided the Annuitant is then living, the Annuitant's Annuity Value shall be applied to provide an Annuity Benefit on the Normal Form, unless the Annuitant elects as of such Retirement Date to (i) terminate the Contract and receive the Cash Value of the Annuitant's Accounts as a single sum pursuant to Section 3.10, (ii) have payments made under the periodic distribution option described in Section 4.04, (iii) have another form of Annuity Benefit provided pursuant to Section 4.03 or, (iv) subject to AXA Equitable's rules then in effect, any other annuity form or combination of forms or withdrawal option offered by AXA Equitable or have any combination of the three preceding options.

In all events the Annuitant's election, or the beneficiary's if applicable, is subject to the rules in Section 4.05, Required Minimum Distribution Rules.

Notwithstanding anything to the contrary above, AXA Equitable reserves the right to pay the Annuitant's Cash Value to the Annuitant in a single sum: (1) if the Cash Value is equal to or less than $2,000; (2) if less than $20 per month would be payable under the Annuity Benefit; (3) if less than $50 per month would be payable under the periodic distribution option.

AXA Equitable will provide appropriate notice and election forms to the Annuitant not more than six months or less than three months before the Annuitant's Retirement Date.

AXA Equitable has the right to require the Annuitant to furnish pertinent facts and determinations before providing an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

SECTION 4.03          AMOUNT OF ANNUITY BENEFITS

If the Annuitant elects an Annuity Benefit, the Amount Applied will be applied as of the Annuitant's Retirement Date to provide the Annuity Benefit.

The Amount Applied shall provide the Annuity Benefit on the basis of the Table of Guaranteed Annuity Payments shown in Section 4.06.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G".

If a variable annuity form is available from us and elected, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with a modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.



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SECTION 4.04          PERIODIC DISTRIBUTION OPTION

The Annuitant may elect pursuant to Section 4.02 to receive the Account Balance of each of the Annuitant's Accounts under the periodic distribution option described in this Section 4.04, so long as such payments extend for a period of three years or longer. Such option, subject to the conditions set forth in the following subparagraphs and the provisions of Section 4.05, provides either:

(a) PERIOD CERTAIN: A series of monthly, quarterly, semi-annual or annual installment payments (as specified by the Annuitant) over a number of whole years beginning as of the Annuitant's Retirement Date, such number of whole years being the lesser of (i) the number of whole years designated by the Annuitant before the Annuitant's Retirement Date and (ii) the number of years equal to the greater of the life expectancy of the Annuitant and the joint and last survivor life expectancy of the Annuitant and the Annuitant's designated beneficiary as of the Annuitant's Retirement Date, rounded to the next lower whole year. If permitted by AXA Equitable pursuant to its rules in effect at the time, the life expectancy of the Annuitant and his/her spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Annuitant's spouse may not be recalculated after distribution has commenced.

(b) DOLLAR CERTAIN: A series of level monthly, quarterly, semi-annual or annual installment payments (as specified by the Annuitant) in an amount specified by the Annuitant such that the period of payments is projected, as of the date of the first payment, to be a period of at least three years' duration.

CONDITIONS:

     1. Payments made under the periodic distribution option will include interests held by the Annuitant in the Guaranteed Rate Account. However, AXA Equitable reserves the right to suspend distribution from the Guaranteed Rate Accounts for such payments in its sole discretion.

     2. The amount of each Period Certain monthly, quarterly, semi-annual or annual installment elected in accordance with Section 4.04(a) above shall be computed by AXA Equitable beginning on the date as of which such installment payments commence, and thereafter, as of the first day of each succeeding month, quarter, semi-annual or annual period. The amount of each such periodic distribution payment shall be determined by dividing the sum of the Account Balances of the Annuitant's Investment Accounts as of the first day of each period by the number of periods remaining.

     3. Each periodic distribution payment will be withdrawn from the Annuitant's Accounts in proportion to the amount of the Annuitant's interest in each such Investment Account immediately before such payment is made.

     4. The Annuitant recordkeeping fee will continue to be withdrawn from the Annuitant's Account in accordance with Section 3.08.



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     5. While periodic distributions are being made, the Annuitant may transfer amounts among the Investment Accounts maintained for the Annuitant pursuant to Section 3.01, except that transfers may not be made from one Guaranteed Rate Account to another. A Guarantee Withdrawal Charge pursuant to Section
     1.05 will be deducted from such transfers.

     6. The Annuitant may elect by advance written notice to have AXA Equitable cease making periodic distribution payments and instead pay in a single sum to the Annuitant the sum of the Account Balances of the Annuitant's Investment Accounts. Upon making such payment AXA Equitable will be released from any and all liability for payments with respect to the Contributions made for the Annuitant from which the payment arose.

     7. No periodic distribution payment shall be of an amount greater than the sum of the Account Balances of the Annuitant's Accounts immediately before the due date of such payment.

     8. If the Annuitant dies while periodic distribution payments are being made, a single sum death benefit will be paid to the Annuitant's beneficiary pursuant to Section 3.11.

SECTION 4.05          REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

Part A of this Section 4.05 describes the Required Minimum Distributions to be made during the Annuitant's lifetime. Part B of this Section 4.05 describes the Required Minimum Distributions to be made after the Annuitant's death, if the Annuitant dies before the entire interest under the Contract is distributed to the Annuitant. The Required Minimum Distribution Rules may be satisfied by either taking an annuity benefit or by taking withdrawals at least annually from or with respect to the Annuitant's entire interest under this Contract, all as subject to these rules.

If the Annuitant chooses annual withdrawals, Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another traditional individual retirement arrangement that the Annuitant maintains, pursuant to Treasury Regulations. If the Annuitant does not affirmatively request payment, we assume that the Annuitant is satisfying the annual Required Minimum Distribution payments from another individual retirement arrangement.

For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

     The "entire interest" of the Annuitant under the Contract for purposes of the Required Minimum Distribution Rules. The Annuitant's "entire interest" under the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation
     Section 1.408-8 or any successor Regulation and the actuarial value of any


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     other benefits provided under the IRA, such as guaranteed death benefits, as well as the value of the Annuitant's Accounts (less applicable charges as determined by AXA Equitable).

     Required Beginning Date. The Annuitant's "Required Beginning Dates" is the first day of April following the calendar year in which the Annuitant attains age 70 1/2. This is the latest date when the Annuitant's lifetime Required Minimum Distribution payments with respect to this Contract can start.

A.   LIFETIME REQUIRED MINIMUM DISTRIBUTION RULES

Notwithstanding anything in the Contract to the contrary, the distribution of the Annuitant's interest under the Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Annuitant's interest under the Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder, rather than the Required Minimum Distribution rule provisions of this Section 4.05A and Section 4.05B.

The Annuitant's entire interest under the Contract will be distributed or begin to be distributed no later than the Annuitant's Required Beginning Date defined above. The Annuitant's entire interest may be distributed, over (a) the Annuitant's life, or the lives of the Annuitant's and his or her designated beneficiary, or (b) a period certain not extending beyond the Annuitant's life expectancy, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6T of the Temporary Treasury Regulation or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6T of the Temporary Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year the Annuitant attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B.   REQUIRED MINIMUM DISTRIBUTION PAYMENTS AFTER DEATH

(a) Death On or After Lifetime Required Minimum Distributions Commence. If the Annuitant dies on or after Lifetime Required Minimum Distributions commence, the remaining portion of his or her interest will continue to be distributed under the annuity benefit or other option chosen under the Contract. If a distribution for a period certain in accordance with Section 4.04 had commenced



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prior to the Annuitant's death then the distribution shall be made to the Annuitant's beneficiary in accordance with the option selected.

(b) Death Before Lifetime Minimum Required Distributions Commence. If the Annuitant dies before Lifetime Required Distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1) If the designated beneficiary is someone other than the Annuitant's surviving spouse as described in the immediately following paragraph, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Annuitant's death. In the alternative, the beneficiary may elect to take distribution of the Annuitant's entire interest in accordance with this Section 4.05B, paragraph (b)(3) below.

(2) If the Annuitant's sole designated beneficiary is the Annuitant's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Annuitant's death (or by the end of the calendar year in which the Annuitant would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, the beneficiary may elect to take distribution of the Annuitant's entire interest in accordance with this Section 4.05B, paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of the spouse. In the alternative, that beneficiary may elect to take distribution of the Annuitant's entire interest in accordance with this Section 4.05B, paragraph (b)(3) below. If the surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the annuity benefit or other option chosen under the Contract.

(3) If there is no individual designated as beneficiary, or if the applicable beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Annuitant's death (or of the surviving spouse's death if the surviving spouse dies before distributions are required to begin under this Section 4.05B, paragraph (b)(2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(1) or (2) of this Section 4.05B and reduced by 1 for each subsequent year.



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(d) For purposes of paragraphs (a) and (b) of this Section 4.05B above, required distributions are considered to commence on the Annuitant's Required Beginning Date as defined above in this Section 4.05A or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph
(b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Temporary Treasury Regulation
Section 1.401(a)(9)-6T or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(e) If the sole designated beneficiary is the Annuitant's surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

SECTION 4.06          PAYMENT OF BENEFITS

MISSTATEMENT OF AGE, GENDER OR IDENTITY

If a benefit payable under the Contract was based on information about the Annuitant's age, gender or identity that is subsequently found to be incorrect, such benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by AXA Equitable will be charged against future payments and underpayments will be paid to you in a lump sum, with interest at the rate of 6% per year. The liability of AXA Equitable with respect to a payee is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under the Contract. With respect to any other statements required as a condition of issuing a Contract to the Annuitant, except statements relating to the disability benefit in Section 3.11, the Contract shall be incontestable after it has been in force during the lifetime of the Annuitant for two years.

If AXA Equitable receives evidence satisfactory to it that (i) a payee entitled to receive any payment under the Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, AXA Equitable may make the payments (in the case of a minor, at a rate not exceeding $50 a month) to such other person or institution, and will thereupon to fully discharged from all liability with respect thereto.

If an annuity form made available by AXA Equitable provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any, remaining payments, provided no person upon whose life the income depends is surviving.



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Evidence of each payee's survival must be furnished to AXA Equitable either by personal endorsement of the check drawn for payment or by other means satisfactory to AXA Equitable. AXA Equitable will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.

                     Monthly Income                        Monthly Income
     Ages         Males       Females        Ages        Males      Females
     ----         -----       -------        ----        -----      -------

      60          4.12         3.70           76          5.95        5.26
      61          4.20         3.76           77          6.10        5.40
      62          4.29         3.83           78          6.25        5.55
      63          4.38         3.90           79          6.40        5.70
      64          4.48         3.98           80          6.69        5.92
      65          4.58         4.06           81          6.86        6.09
      66          4.68         4.14           82          7.21        6.35
      67          4.79         4.23           83          7.41        6.55
      68          4.90         4.32           84          7.81        6.86
      69          5.02         4.42           85          8.05        7.08
      70          5.14         4.52           86          8.28        7.31
      71          5.26         4.63           87          8.80        7.70
      72          5.39         4.75           88          9.08        7.96
      73          5.52         4.87           89          9.69        8.41
      74          5.66         4.99           90         10.01        8.70
      75          5.80         5.12

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G".

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with a modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.



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                           PART V - GENERAL PROVISIONS

SECTION 5.01          CONTRACT

The Contract constitutes the entire Contract between the parties and the provisions of the Contract alone will govern with respect to the rights and obligations of AXA Equitable. Nothing in the enrollment form, nor any modification, amendment, or supplement to any such documents will in any way be construed to enlarge, change, vary or in any other way affect the obligations of AXA Equitable as expressly provided in the Contract.

The Contract may not be modified as to AXA Equitable, nor may any of AXA Equitable's rights or requirements be waived, except in writing and by an authorized officer of AXA Equitable. The Contract may be changed by amendment or replacement upon agreement between the Annuitant and AXA Equitable without the consent of any other person provided that such change does not reduce any Cash Value, Account Balance, Annuity Value or Annuity Benefit provided before such change and provided that no rights, privileges or benefits which have accrued to the Annuitant under the Contract may be reduced or forfeited except by the express consent of the Annuitant.

The Contract is established for the exclusive benefit of the Annuitant and his or her beneficiaries.

SECTION 5.02          STATUTORY COMPLIANCE

AXA Equitable reserves the right to amend the Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right shall include, but shall not be limited to, the right to conform the Contract to reflect changes in the Internal Revenue Code, or in regulations or published rulings of the Internal Revenue Service, so that each such Contract will continue to be an Annuity under the Internal Revenue Code.

Any Annuity Benefit, Cash Value, Account Balance, or death or disability benefit available under the Contract shall not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.

SECTION 5.03          ASSIGNMENTS AND NONTRANSFERABILITY

The interest of the Annuitant under the Contract is nonforfeitable.

This Contract is nontransferable by the Annuitant.

No interest of the Annuitant under the Contract may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than AXA Equitable.

No amount payable under the Contract may be assigned or encumbered by the payee and, to the extent permitted by law, no such amount will in any way be subject to any claim against such payee.



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SECTION 5.04          BENEFICIARY

If the Annuitant so elects in writing, any amount that would otherwise be payable to the designated beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Annuitant with respect to the designated beneficiary, subject to the provisions of Section 4.05 and to AXA Equitable's rules then in effect. If at the death of the Annuitant there is no election in effect to apply the Death Benefit to provide an Annuity Benefit, the designated beneficiary may make such an election subject to the provisions of Section 4.05 and AXA Equitable's rules then in effect.

Unless otherwise specified in the designation, if the Annuitant has designated two or more persons as beneficiary, the beneficiary will be the designated person or persons who survive the Annuitant, and if more than one survive they will share equally. Unless the Annuitant specifically elects in writing otherwise, we will treat each beneficiary's share of the Death Benefit payable as a separate account for the benefit of each beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

If upon the death of a person there is no designated beneficiary then living entitled to receive any single sum payment or any remaining periodic payments then becoming due to a beneficiary with respect to the Annuitant, AXA Equitable shall pay such single sum payment or the commuted value of such periodic payments to the first surviving class of the following classes of successive preference beneficiaries: (a) the Annuitant's surviving spouse, (b) the Annuitant's surviving children, as defined under applicable state law, (c) the executors or administrators of the person upon whose death the payment becomes due.

Any commuted value shall be determined on the basis of compound interest at the rate determined by AXA Equitable as consistent with the actuarial basis used in providing the annuity benefit.

SECTION 5.05          DEFERMENT

Except as provided in this Section, payments by AXA Equitable from the Annuitant's Account pursuant to the provisions of Sections 3.06, 3.10, and 3.11 will be made within seven days after receipt of a written request for such surrender or withdrawal, or receipt of due proof of death or disability of the Annuitant.

During any period when (i) the sale of securities or the determination of the Unit Value is not reasonably practicable because an emergency, defined by the Securities and Exchange Commission, exists, or the New York Stock Exchange is closed or trading on such Exchange is restricted, or (ii) the Securities and Exchange Commission may by order permit postponement for the protection of persons having interests in the Separate Account, AXA Equitable reserves the right:

(a) to defer payment of the Account Balance of the Annuitant's Investment Account other than the Guaranteed Rate Account;

(b) to defer payment of any portion of a death or disability benefit arising from an amount in the Annuitant's Investment Account other than the Guaranteed Rate Account; or



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(c) in the event of (a) above, to defer application of such amounts to provide any Annuity Benefit permitted under the Contract.

Payments by AXA Equitable from the Guaranteed Rate Account pursuant to Section 3.06, Section 3.10 or Section 3.11 or any commuted payments arising from an annuity pursuant to Section 4.05 may be deferred for up to six months after receipt of a written request for such withdrawal or termination, receipt of due proof of disability or death of the Annuitant, or receipt of due documentation for such commutation. Interest at the applicable Guarantee Rate for the amount withdrawn will be allowed on any payment deferred for 30 days or more.

SECTION 5.06          ANNUAL STATEMENT

As soon as practicable after the end of each calendar year AXA Equitable, provided an Account is being maintained for the Annuitant at the end of such calendar year, will furnish the Annuitant with a statement showing as of a specified recent date (1) the total number of Units credited to each Investment Account other than the Guaranteed Rate Account, (2) the Unit Value of such Investment Accounts, (3) the Account Balance of each Investment Account, (4) the sum of the Account Balances of each Investment Account, and (5) the Cash Values of the Guaranteed Rate Account.

AXA Equitable will furnish annual calendar year reports concerning the status of this IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

SECTION 5.07          DISQUALIFICATION

In the event that an annuity purchased hereunder with respect to the Annuitant fails to qualify as an Annuity as described in Section 1.00, AXA Equitable shall have the right, upon receiving notice of such fact before the Retirement Date, to terminate the Contract and pay to the Annuitant the sum of the Cash Values of the Annuitant's Guaranteed Rate Account and the Account Balances of the Annuitant's other Investment Accounts less a deduction for any applicable Annuitant recordkeeping fee and for the appropriate part attributable to the Annuitant of any Federal income tax payable by AXA Equitable which would not have been payable if the Annuitant had any annuity under the Contract.


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